                                                                1933 Act
                                                                Rule 485(b)
                                                                VIA EDGAR

April 29, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: PHL Variable Accumulation Account
    PHL Variable Insurance Company
    Post-Effective Amendment No. 12 to Registration Statement No. 333-123040 filed on Form N-4

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment No. 12 to Registration Statement No. 333-123040 ("PEA No. 12"), filed on form N-4 under the Securities Act of 1933 for PHL Variable Insurance Company's individual deferred annuity contract ("Contract"). PHL Variable Accumulation Account issues the Contract.

As an attorney for PHL Variable Insurance Company ("PHLVIC"), I provide legal advice to PHLVIC in connection with the operation of its variable products. In this role I am familiar with PEA No. 12 for the Contract. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

     1. PHLVIC is a valid corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

     2. PHL Variable Accumulation Account is a separate account validly established and maintained by PHLVIC in accordance with Connecticut law.

     3. The Contract, when properly issued, is a legal and binding obligation of PHLVIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to PEA No. 12.

Yours truly,

By:  /s/ Michele Drummey
     --------------------------------
     Michele Drummey
     Counsel
     PHL Variable Insurance Company